BG Staffing, Inc. Appoints Chief Operating Officer

PLANO, Texas - August 5, 2016 - BG Staffing, Inc. (NYSE MKT: BGSF), a rapidly growing national provider of temporary staffing services across a diverse set of industries, today announced the appointment of Beth Garvey to the newly created position of Chief Operating Officer, effective immediately.
Garvey joined the BG Staffing team through the Company’s acquisition of InStaff in 2013. She continues to serve as the Division President of both InStaff and Donovan & Watkins.
Starting at InStaff in 1998 as Director of Human Resources, Garvey quickly rose through the ranks - serving as Director of Operations, VP of Operations, Senior VP of Operations, COO and ultimately CEO.
She is currently on the Advisory Board for the Dallas Regional Chamber. She also serves as President of the Executive Committee for the Dallas Executive Women’s Roundtable. In 2016, D CEO listed Garvey as one of the top Dallas 500 Business Leaders. In 2010, Garvey was a Dallas Business Journal ‘Women in Business’ honoree recognizing outstanding local women business leaders who not only make a difference in their industries, but also in their communities.
Beth A. Garvey, COO, said, “I am thrilled and humbled to have this opportunity to continue to build on the success of our growing Company. We have an amazing team of individuals who love making a difference in the lives of others. I am confident that we will continue to build a strong presence in our markets for many years to come. “
“Beth’s extensive and impressive background in the temporary staffing industry fits well into our growth plans," said L. Allen Baker Jr., CEO of BG Staffing. “I have complete confidence that Beth will bring fresh and innovative ideas to our operations that will serve to improve our operating efficiency, increase satisfaction for our customers, our temporary workers, our staff employees, and allow for improved shareholder value.”

About BG Staffing, Inc.
Headquartered in Plano, Texas, BG Staffing provides staffing services to a variety of industries through its various divisions. BG Staffing is primarily a temporary staffing platform that has integrated several regional and national brands and is set to achieve scalable growth. The Company’s acquisition philosophy is one that not only brings financial growth, but unique and dedicated talent within the companies. This has led to a strong management team, with tenure and a desire to offer exceptional service to candidates, customers and investors. For more information on the Company and its services, please visit its website at www.bgstaffing.com.

Forward-Looking Statements
The forward looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words “believes,” “plans,” “expects,” “will,” “intends,” and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Terri MacInnis, VP of Investor Relations
Bibicoff + MacInnis, Inc.
818.379.8500 terri@bibimac.com